EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Partners of

TEPPCO Partners, L.P.

We consent to the incorporation by reference in this registration statement on Form S-3 of TEPPCO Partners, L.P. of our reports as follows:

Dated January 22, 2003 (except as to Note 22, which is as of February 10, 2003) relating to the consolidated financial statements of TEPPCO Partners, L.P., included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 21, 2003,

Dated January 22, 2003 (except as to Note 20, which is as of February 10, 2003) relating to the consolidated financial statements of TE Products Pipeline Company, Limited Partnership included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 27, 2003, as amended by the Annual Report on Form 10-K/ A filed on April 1, 2003, and

Dated May 15, 2003 relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and Subsidiary as of December 31, 2002 included in the Current Reports on Form 8-K of TEPPCO Partners, L.P. filed on July 15, 2003.

We consent to the reference to our firm under the heading “Experts” in the prospectus included as part of this registration statement.

The audit report covering the December 31, 2002 consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities on January 1, 2001, and, effective January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Houston, Texas

November 3, 2003